As filed with the Securities and Exchange Commission on December 5, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRIS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	34-0276860 (I.R.S. Employer Identification No.)

1025 West NASA Boulevard
Melbourne, Florida (Address of principal executive offices)	329l9 (Zip Code)

HARRIS CORPORATION 2005 EQUITY
INCENTIVE PLAN
(Full title of the plan)

Scott T. Mikuen, Esq.
Vice President – Associate General Counsel and Corporate Secretary
HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919
(Name and address of agent for service)
(321) 727-9100
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)	share (2)	price (2)	registration fee (2)
Common Stock, par value $1 per share	20,000,000	$44.70	$894,000,000	$95,658
Preferred Stock Purchase Rights (3)	20,000,000	N/A	N/A	N/A

(1)	This Registration Statement covers up to 20,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), authorized for issuance under the Harris Corporation 2005 Equity Incentive Plan (the “2005 Equity Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares which may be issuable by reason of any stock dividend, stock split, recapitalization or similar adjustment of the Registrant’s Common Stock in accordance with the anti-dilution and adjustment provisions of the 2005 Equity Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The fee is based on the average of the high ($44.98) and low ($44.42) sales prices of the Registrant’s Common Stock on November 30, 2005, as reported on the New York Stock Exchange.

(3)	The Preferred Stock Purchase Rights (the “Rights”) are attached to and trade with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock and the registration fee for the Rights is included in the fee for the Common Stock.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 relates to 20,000,000 shares of common stock, par value $1.00 per share (“Common Stock”), authorized for issuance under the Harris Corporation 2005 Equity Incentive Plan (the “2005 Equity Plan”) approved by the shareholders of Harris Corporation, a Delaware corporation (the “Registrant”), at its Annual Meeting of Shareholders held on October 28, 2005. As a result of the approval of the 2005 Equity Plan, the Harris Corporation 2000 Stock Incentive Plan (the “2000 Plan”) was terminated with respect to new awards effective October 28, 2005.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Plan Information. *
     Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Requests for the above-referenced information should be directed to the Registrant’s Corporate Secretary at the address and telephone number on the cover of this Registration Statement.

*	Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (“Commission”) and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the explanatory note to Part I of Form S-8. Such information will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by the Registrant (Exchange Act File No. 1-3863) with the Commission, are incorporated into this Registration Statement by reference and made a part hereof:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 1, 2005, filed with the Commission on September 2, 2005;

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005,

filed with the Commission on October 27, 2005;

3.	The Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof): (a) date of event June 30, 2005, filed with the Commission on July 6, 2005; (b) date of event July 27, 2005, filed with the Commission on August 1, 2005; (c) date of event August 26, 2005, filed with the Commission on September 1, 2005; (d) date of event August 31, 2005, filed with the Commission on September 2, 2005; (e) date of event September 15, 2005, filed with the Commission on September 19, 2005; (f) date of event September 20, 2005, filed with the Commission on September 20, 2005; (g) date of event October 25, 2005, filed with the Commission on October 28, 2005; and (h) date of event October 28, 2005, filed with the Commission on November 3, 2005;

4.	Description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statements pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description;

5.	Description of the Registrant’s Common Stock set forth under the caption “Description of Capital Stock” in the Registrant’s Registration Statement on Form S-3 (Registration Statement No. 333-108486), filed with the Commission on September 3, 2003;

6.	Description of the Registrant’s Preferred Stock Purchase Rights set forth in Exhibit 1 of the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 6, 1996 and any amendment or report filed for the purpose of updating such description; and

7.	Certificate of Adjustment, dated as of March 22, 2005, delivered to the Rights Agent under the Stockholder Protection Rights Agreement, dated as of December 6, 1996, attached as Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 30, 2005.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such reports and documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters in connection with the Common Stock covered by this Registration Statement will be passed upon for the Registrant by Scott T. Mikuen, an employee of the Registrant and its Vice President – Associate General Counsel and Corporate Secretary. Mr. Mikuen is eligible to participate in the 2005 Equity Plan and also owns shares of the Registrant’s Common Stock and options to purchase shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any person who was, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     A Delaware corporation may indemnify any person in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the corporation in the performance of his or her duty. Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the prior paragraph or in this paragraph, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
     The Registrant’s By-Laws provide for indemnification of (among others) the Registrant’s current and former directors and officers to the fullest extent permitted by law. The Registrant’s By-Laws also provide that expenses (including attorneys’ fees) incurred by any such person in defending actions, suits or proceedings shall be paid or reimbursed by the Registrant promptly upon demand.
     As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation provides that its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions, or (d) for any transaction from which the director derived an improper personal benefit.
     While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty. Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions described in the preceding paragraph apply to an officer of the Registrant only if he or she is a director of the Registrant and is acting in his or her capacity as a director, and do not apply to officers of the Registrant who are not directors.
     As permitted by the DGCL, the Registrant maintains, at its expense, officers’ and directors’ liability insurance which insures against claims and liabilities (with stated exceptions) that officers and directors of the Registrant may incur in such capacities. In addition, the Registrant has entered into indemnification agreements with each of the directors and executive officers pursuant to which each director and executive officer is entitled to be indemnified to the fullest extent allowable under Delaware law.
     The foregoing summaries are subject to the complete text of the DGCL, the Registrant’s Restated Certificate of Incorporation, By-Laws and the other arrangements referred to above and are qualified in their entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

3(a)	Restated Certificate of Incorporation of Harris Corporation (1995), incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996. (Commission File Number 1-3863)

3(b)	By-Laws of Harris Corporation as Amended and Restated effective October 28, 2005, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 3, 2005. (Commission File Number 1-3863)

4(a)	Stockholder Protection Rights Agreement, between Harris Corporation and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.) as Rights Agent, dated as of December 6, 1996, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 6, 1996. (Commission File Number 1-3863)

4(b)	Certificate of Adjustment, dated as of March 22, 2005, delivered to the Rights Agent under the Stockholder Protection Rights Agreement, dated as of December 6, 1996, incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 30, 2005. (Commission File Number 1-3863)

4(c)	Harris Corporation 2005 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 3, 2005. (Commission File Number 1-3863)

5	Opinion of Scott T. Mikuen, Esq., Vice President – Associate General Counsel and Corporate Secretary of the Registrant, as to the validity of the securities registered hereby.

23(a)	Consent of Scott T. Mikuen, Esq. (included in Opinion in Exhibit 5).

23(b)	Consent of Ernst & Young LLP.

24	Power of Attorney.
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the Registrant is relying on Rule 430B under the Securities Act:
(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of this Registration Statement in reliance on Rule 430B under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B under the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this Registration Statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in this Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.
(6)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on December 5, 2005.

HARRIS CORPORATION

By:	/s/ Howard L. Lance
Name:	Howard L. Lance
Title:	Chairman of the Board, President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Howard L. Lance Howard L. Lance	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 5, 2005

/s/ Bryan R. Roub Bryan R. Roub	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 5, 2005

/s/ Lewis A. Schwartz Lewis A. Schwartz	Principal Accounting Officer	December 5, 2005

/s/ Thomas A. Dattilo* Thomas A. Dattilo	Director	December 5, 2005

/s/ Terry D. Growcock* Terry D. Growcock	Director	December 5, 2005

/s/ Lewis Hay III* Lewis Hay III	Director	December 5, 2005

/s/ Karen Katen* Karen Katen	Director	December 5, 2005

/s/ Stephen P. Kaufman* Stephen P. Kaufman	Director	December 5, 2005

/s/ Leslie F. Kenne* Leslie F. Kenne	Director	December 5, 2005

/s/ David B. Rickard* David B. Rickard	Director	December 5, 2005

/s/ James C. Stoffel* James C. Stoffel	Director	December 5, 2005

/s/ Gregory T. Swienton* Gregory T. Swienton	Director	December 5, 2005

Signature	Title	Date

/s/ Hansel E. Tookes II* Hansel E. Tookes II	Director	December 5, 2005

*By:	/s/ Scott T. Mikuen
Scott T. Mikuen
Attorney-in-Fact pursuant to a power of attorney

EXHIBIT INDEX

Exhibit No.
Under Reg.
S-K, Item
601	Description
3(a)	Restated Certificate of Incorporation of Harris Corporation (1995), incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996. (Commission File Number 1-3863)

3(b)	By-Laws of Harris Corporation as Amended and Restated effective October 28, 2005, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 3, 2005. (Commission File Number 1-3863)

4(a)	Stockholder Protection Rights Agreement, between Harris Corporation and Mellon Investor Services, LLC (formerly ChaseMellon Shareholder Services, L.L.C.) as Rights Agent, dated as of December 6, 1996, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 6, 1996. (Commission File Number 1-3863)

4(b)	Certificate of Adjustment, dated as of March 22, 2005, delivered to the Rights Agent under the Stockholder Protection Rights Agreement, dated as of December 6, 1996, incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 30, 2005. (Commission File Number 1-3863)

4(c)	Harris Corporation 2005 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 3, 2005. (Commission File Number 1-3863)

5	Opinion of Scott T. Mikuen, Esq., Vice President – Associate General Counsel and Corporate Secretary of the Registrant, as to the validity of the securities registered hereby.

23(a)	Consent of Scott T. Mikuen, Esq. (included in Opinion in Exhibit 5).

23(b)	Consent of Ernst & Young LLP.

24	Power of Attorney.